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                                                                     EXHIBIT 5.1

                                 July 24, 2001

(415) 393-8200                                                     C 56320-00001

LookSmart, Ltd.
625 Second Street
San Francisco, CA 94107

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:


          We refer to the registration statement on Form S-8 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by LookSmart, Ltd., a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to 2,500,000 shares (the "Stock Plan Shares") of its common stock, $0.001 par value per share (the "Common Stock"), issuable under the Company's Amended and Restated 1998 Stock Plan (the "Stock Plan"), and up to 1,000,000 shares (together with the Stock Plan Shares, the "Shares") of its Common Stock, issuable under the Company's Employee Stock Purchase Plan (together with the Stock Plan, the "Plans").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations as we deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

     We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the DGCL, as it presently exists and to the facts as they presently exist.
We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              /s/ GIBSON, DUNN & CRUTCHER LLP

GJC/mrp